Exhibit 99.1

Pax Plans Merger with Tech Company Targeting Exploding
Mobile Social Media Market

WILMINGTON, DE -- /MARKET WIRE/ February 11, 2009  -- Pax Clean Energy, Inc. (OTCBB: PXCE) (“Pax” or the “Company”) announces today that it has approved a Letter of Intent (“LOI”) towards a  merger with a technology company targeting applications in the exploding mobile social multi-media market.  The company has shown that it has developed new market breakthrough technologies in mobile video sharing that can be leveraged to revolutionize how mobile video is used across wireless carriers and devices.

This privately owned, stealth-mode, American company has developed a platform technology that can be used to provide multiple solutions and applications to mobile users and wireless carriers world-wide. According to market research house Infonetics, revenue from mobile video services worldwide hit US$5.6 billion in 2008, growing dramatically from US$46.2 million in 2005. The merged Company will target this expanding opportunity with its breakthrough technologies.

The transaction is subject to all customary closing conditions. One of the conditions of the merger includes the cancellation of all shares owned by the current management and any of their corporations, leaving just 17.64 million common shares outstanding.  As consideration for the merger, the private company will receive 16 million preferred shares that will be restricted from sale or trade for a period of not less than three years, unless certain strategic transactions or events occur prior to that time.  These terms will not be negotiated and will be included in the final agreement.

Due to confidentiality and non-disclosure agreements, details of this acquisition will only be announced upon completion of the final contracts.

NOTICE REGARDING FORWARD-LOOKING STATEMENTS
This press release contains 'forward-looking statements'. These are statements concerning plans, objectives, goals, strategies, expectations, estimates, intentions, projections, developments, future events, or performance, underlying (expressed or implied) assumptions and other statements that are other than historical facts. In some cases forward-looking statements can be identified by the use of forward-looking words such as 'believes,' 'expects,' 'may,' 'will,' 'should,' or 'anticipates,' 'estimates,' or the negative of these words or other variations of these words or comparable words, or by discussions of plans or strategy that involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements, including, but not limited to, statements regarding the Company's plans, goals the estimates and assumptions, and the business strategy of the Company and other matters that are not historical facts are only predictions. No assurances can be given that such predictions and the estimates regarding mineral reserves, success of mining plans, or other projections will prove correct or that the anticipated future results will be achieved. Actual events or results may differ materially. Forward-looking statements should be read in light of the cautionary statements and risks that include, but are not limited to, the risks associated with a small company, the intense competition the company faces from others, and technological changes. Any one or more of these or other risks could cause actual results to differ materially from the future results indicated, expressed, or implied in such forward-looking statements.

Pax Clean Energy, Inc.
P.L. Hammond, President

Contact:
Pax Clean Energy, Inc.
1-250-655-3776

Source: Pax Clean Energy, Inc.